UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 21, 2009

NILE THERAPEUTICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34058	88-0363465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 Sansome Street, Suite 310

San Francisco, California 94104

(Address of Principal Executive Offices)

(415) 875-7880

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2009, the Compensation Committee of the Board of Directors of Nile Therapeutics, Inc. (the “Company”) approved a compensation plan for its non-employee directors. Under the newly adopted plan, the Company will not pay cash compensation to its directors, but are instead entitled to receive annual stock option grants relating to 65,000 shares of the Company’s common stock. The chairmen of the Board of Directors and of its Audit and Compensation committees are entitled to annual stock options to purchase an additional 15,000 shares. Newly appointed directors are entitled to an initial stock option to purchase 130,000 shares. A summary of the compensation payable to the Company’s non-employee directors is attached hereto as Exhibit 10.1 and incorporated herein by reference.

In accordance with the terms of such plan, on July 21, 2009, each director of the Company was awarded a 10-year stock option to purchase 65,000 shares of the Company’s common stock, and the chairs of each of the Board of Directors and its Audit and Compensation Committees received an option to purchase an additional 15,000 shares of common stock (80,000 shares total). All such stock options were granted pursuant to the Company’s Amended & Restated 2005 Stock Option Plan, are exercisable at $1.77 per share (the closing sale price on the date of grant) and vest in full on July 21, 2010.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Summary terms of compensation plan for directors of Nile Therapeutics, Inc., as adopted July 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NILE THERAPEUTICS, INC.

Date: July 24, 2009	By:	/s/ Daron Evans
Daron Evans
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Summary terms of compensation plan for directors of Nile Therapeutics, Inc., as adopted July 21, 2009.